As filed with the Securities and Exchange Commission on December 13, 2023

Registration No. 333-265980

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-265980

UNDER
THE SECURITIES ACT OF 1933

Miromatrix Medical Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-1285782 (I.R.S. Employer Identification No.)

6455 Flying Cloud Drive, Suite 107
Eden Prairie, MN 55344
(952) 942-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John S. Hess, Jr., Esq.

Executive Vice President and Deputy General Counsel
Miromatrix Medical Inc.
6455 Flying Cloud Drive, Suite 107
Eden Prairie, MN 55344
(952) 942-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen Glover, Esq.
Alexander Orr, Esq.
Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036

(202) 955-8500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-265980) (the “Registration Statement”), originally filed by Miromatrix Medical Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on July 1, 2022, registering the issuance and sale by the Company of (i) up to $200,000,000 in aggregate of common stock, preferred stock, debt securities, stock purchase contracts, warrants, rights and units, in any combination, and (ii) up to a maximum aggregate offering price of $50,000,000 of the Company’s common stock offered, issued, and sold from time to time under an Equity Distribution Agreement, dated July 1, 2022, with Piper Sandler & Co.

On December 13, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of October 29, 2023 (the “Merger Agreement”), by and among the Company, United Therapeutics Corporation (“Parent”) and Morpheus Subsidiary Inc. (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Durham, State of North Carolina, on December 13, 2023.

MIROMATRIX MEDICAL INC.

By:	/s/ John S. Hess, Jr.
Name: John S. Hess, Jr.
Title: Executive Vice President, Deputy General Counsel, and Assistant Corporate Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.